SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒      Definitive Proxy Statement

☐      Definitive Additional Materials

☐      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Ampal-American Israel Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒     No fee required

☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐     Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

AMPAL-AMERICAN ISRAEL CORPORATION
555 MADISON AVENUE
NEW YORK, NEW YORK 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 16, 2003

Dear Shareholder:

        You are cordially invited to attend the annual meeting (the “Annual Meeting”) of the shareholders of Ampal-American Israel Corporation (the “Company” or “Ampal”) which will be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 31st floor, New York, NY 10104, on Tuesday, September 16, 2003, at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect seven (7) directors to the Board of Directors of the Company to hold office for one year terms and until their respective successors shall be elected and qualified;

2.	To ratify the nomination of Kesselman & Kesselman , a member firm of PricewaterhouseCoopers International Limited, as the independent auditors of the Company for the fiscal year ending December 31, 2003; and

3.	To transact such other business as may properly come before said meeting or any adjournment(s) or postponement(s) thereof.

        Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

        The Board of Directors of the Company has fixed the close of business on July 28, 2003 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof.

        Please vote, date, sign and mail the enclosed Proxy in the return envelope. You will not need postage if you mail it in the United States. A prompt response will be helpful and appreciated.

By Order of the Board of Directors, JACK BIGIO President and Chief Executive Officer

New York, New York
August 29, 2003

YOUR VOTE IS IMPORTANT. PLEASE VOTE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

AMPAL-AMERICAN ISRAEL CORPORATION

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 16, 2003

        This Proxy Statement is being furnished to the holders of Class A Stock, $1.00 par value (the “Class A Stock”), of Ampal-American Israel Corporation (the “Company” or “Ampal”) in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) for use at the annual meeting of the shareholders of the Company to be held on September 16, 2003, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”). The mailing address of our principal executive office is 555 Madison Avenue, New York, NY 10022. This Proxy Statement and enclosed proxy card are first being mailed to the shareholders of the Company entitled to vote at the Annual Meeting on or about August 29, 2003. In an effort to present the information contained in this Proxy Statement in a clear manner, the Company has decided to use a question and answer format.

Q: What am I voting on?

        Election of Ampal’s seven directors for one-year terms, and ratification of the nomination of Kesselman & Kesselman , a member firm of PricewaterhouseCoopers International Limited (“Kesselman & Kesselman”), as the independent auditors of the Company for the fiscal year ending December 31, 2003.

Q: Who is entitled to vote?

        Holders of the Class A Stock as of the close of business on July 28, 2003 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At such date, the Company had 19,721,460 shares of Class A Stock outstanding (excluding treasury shares). Each shareholder is entitled to one vote for each share of Class A Stock held on the Record Date. The Class A Stock does not have cumulative voting rights.

Q: How can I get a copy of Ampal’s Annual Report on Form 10-K?

        Upon request, the Company will provide, without charge to any shareholder entitled to vote at the Annual Meeting, a copy of its Annual Report on Form 10-K to the Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2002. Such request should be made to the Secretary of the Company at the address shown on the accompanying Notice of Annual Meeting of Shareholders. The Company’s Annual Report on Form 10-K, as well as its other filings with the SEC, are available via the Internet at the Company’s website at http://www.ampal.com and at the SEC’s website at http://www.sec.gov.

Q: How can I review Ampal's financial statements for the fiscal year ended December 31, 2002?

        A copy of Ampal’s 2002 Annual Report to Shareholders containing the Company’s audited financial statements for the fiscal year ended December 31, 2002 has been mailed with this Proxy Statement to all holders of Class A Stock entitled to vote at the Annual Meeting on or about August 29, 2003.

Q: Who are the principal shareholders of Ampal and how will they vote?

        As of the Record Date, Y.M. Noy Investments Ltd. (“Noy”) was the holder of approximately 59.58% of the outstanding Class A Stock. Noy is the only holder of more than 5% of the Class A Stock known to the Company. (See page 16 for more details regarding the principal shareholders.) Noy has advised the Company that it will vote in favor of the Board’s slate of nominees for directors and in favor of the ratification of the nomination of Kesselman & Kesselman as the independent auditors of the Company for the fiscal year ending December 31, 2003.

Q: Was there any change of control in Ampal since the beginning of the fiscal year ended December 31, 2002?

        On April 25, 2002, Noy completed the purchase of 11,444,112 shares of Class A Stock of Ampal, constituting 58% of the outstanding Class A Stock, from Rebar Financial Corp. (“Rebar”), a company controlled by Raz Steinmetz, the former President and Chief Executive Officer of the Company and a former director of the Company, and Daniel Steinmetz, the former Chairman of the Board of the Company and a director, and from certain employees of Ampal. The aggregate purchase price was $85,374,559. Amendment No. 2 to Schedule 13D of Noy, Yosef A. Maiman, the Chairman of the Board of the Company, Ohad Maiman and Noa Maiman, filed with the SEC on April 26, 2002 (the “Amendment”), stated that the acquisition of the Company’s shares from Rebar was financed principally through bank financing obtained from Bank Leumi le-Israel B.M. (the “Bank”), comprised of: (1) a five-year loan at an interest rate of LIBOR (for six months or for three months, as shall be agreed between Noy and the Bank) plus 1.75% per annum for $19.4 million and (2) a two-year loan at an interest rate of LIBOR (for six months or for three months, as shall be agreed between the Noy and the Bank) plus 1% per annum for $58.5 million, up to $19.4 million of which may be extended for a longer period of time. Mr. Maiman provided $9.5 million of the purchase price of the shares in the form of a shareholder’s loan to Noy. According to the Amendment, the repayment of the credit facilities is guaranteed by a personal guarantee by Mr. Maiman and secured by the Noy’s pledge of the shares to the Bank. This description of the terms of the financing is derived solely from the Amendment.

        The Amendment reports that the pledge agreement with the Bank includes restrictions on Noy’s voting rights and grants the Bank certain voting rights with respect to the pledged shares, and that its credit agreement with the Bank requires Noy to maintain a controlling interest in Ampal for so long as any amounts remain outstanding pursuant to the credit facilities. The Amendment also reports that Noy agreed that it will cause Ampal to not issue any shares of Class A Stock or options to acquire shares of Class A Stock, except for employee stock options to Ampal’s employees, consultants and directors and provided that Noy owns at least 50.1% of Ampal.

        In addition, the Amendment reported that Noy has agreed, unless it has received the prior consent of the Bank and until the credit facilities have been repaid in full, to cause Ampal to refrain from making any decisions with regard to its winding-up, change in corporate structure, reorganization or merger. The Amendment reported that Noy has agreed with the Bank not to sign any voting or other agreement regarding the shares and to oppose any change in Ampal’s certificate of incorporation and by-laws and any resolution or other act which will or might result in the dilution of Noy’s interest in Ampal.

        As of August 6, 2003, Noy has subsequently purchased 306,020 shares of Class A Stock in market transactions, which shares have been pledged to the Bank as further security for the repayment of the credit facilities.

Q: Who is bearing the cost of preparing this Proxy Statement?

        The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement and the proxy card is being borne by the Company. The Company will also reimburse brokers who are holders of record of shares of the Company for their expenses in forwarding proxies and proxy soliciting material to the beneficial owners of the shares held by them.

Q. Besides shareholders, who else will attend the Annual Meeting?

        Some of the directors of Ampal, senior management of Ampal and representatives of Mellon Investor Services, the Company’s transfer agent, will be present at the Annual Meeting. Additionally, representatives of Kesselman & Kesselman, whom the Board has nominated to be its independent auditors for the fiscal year ending December 31, 2003, are expected to be present, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Q: What constitutes a quorum?

        The holders of record of one-third of the outstanding Class A Stock entitled to vote at any meeting of shareholders constitute a quorum for the Annual Meeting. Since as of the Record Date 19,721,460 shares of Class A Stock were outstanding (excluding treasury shares), a quorum equals 6,573,820 shares of Class A Stock.

Q: How do I vote using the proxy?

        Sign your name exactly as it appears in the proxy, and return it in the enclosed prepaid envelope. IF YOU SIGN YOUR PROXY BUT DO NOT INDICATE YOUR VOTING PREFERENCES, YOUR VOTE WILL BE COUNTED FOR ALL OF THE BOARD’S NOMINEES FOR DIRECTORS AND THE RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS. THE PROXIES, IN THEIR DISCRETION ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Q: May I revoke my proxy?

        A proxy may be revoked at any time before it is exercised at the Annual Meeting by notifying the Company’s Secretary in writing or by returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting (although your attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

Q: How many votes are needed for the election of a director?

        The election of a nominee director requires a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. (Proxies cannot be voted for a greater number of persons than the number of nominees listed in the Proxy Statement.) The Board of Directors of Ampal unanimously recommends the election of the following persons to the Board of Directors: Yosef A. Maiman, Jack Bigio, Leo Malamud, Dr. Joseph Yerushalmi, Michael Arnon, Yehuda Karni and Eitan Haber. Set forth below is information about each nominee, including biographical data for at least the last five years.

Q:	How many votes are needed for the ratification of the nomination of Kesselman & Kesselman as the independent auditors of the Company for the fiscal year ending December 31, 2003?

        The ratification of the nomination of Kesselman & Kesselman as the independent auditors of the Company for the fiscal year ending December 31, 2003 requires a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. The Board of Directors of Ampal unanimously recommends the ratification of the nomination of Kesselman & Kesselman as the Company’s independent auditors for the fiscal year ending December 31, 2003.

Q: Can I abstain?

        Yes, however, abstentions and “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular matter) will be counted for purposes of determining a quorum but will not have any effect on the election of directors or the ratification of the nomination of the Company’s auditors. Abstentions and broker non-votes will not be counted as votes cast for or against any other matter which may properly come before and be voted upon at the meeting.

Q: Was there a change in the Independent Auditors of the Company during the Company's two most recent fiscal years?

        On June 19, 2002, the Company’s Audit Committee recommended to the Board to dismiss Arthur Andersen LLP (“Andersen”) as the Company’s independent auditors and to engage Kesselman & Kesselman as the Company’s independent auditors for 2002. As recommended by the Audit Committee, on June 19, 2002, the Board nominated Kesselman & Kesselman as the Company’s independent auditors to replace Andersen. None of Andersen’s reports on the Company’s consolidated financial statements for the past two years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

        During the two most recent fiscal years ended December 31, 2001, and through June 19, 2002, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years; and there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Company provided Andersen with a copy of the foregoing statements and received a letter from Andersen stating its agreement with such statements. The Company filed this letter as an exhibit to its current report on Form 8-K filed with the SEC on June 20, 2002.

        During the Company’s two most recent fiscal years ended December 31, 2001, and through June 19, 2002, the Company did not consult Kesselman & Kesselman with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any matters or events set forth in Items 304(a)(2(i) and (ii) of Regulation S-K.

Q: Will any other matters be brought before the Annual Meeting?

        The management does not presently know of any other matters which will be brought before the Annual Meeting. If, however, other matters requiring the vote of the shareholders, not now known or contemplated, do properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named to vote the proxies held by them in accordance with their judgment in such matters.

THE FOLLOWING QUESTIONS AND ANSWERS RELATE TO THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

Q: How many directors does Ampal have?

        The Company’s By-Laws provide that the entire Board shall be constituted of not less than three and not more than 29 persons, with the actual number serving set by the Board. In connection with the nomination of the persons listed below to the Board of Directors, the Board set the number of directors at 7. The Board recommends that the shareholders elect the seven persons nominated by the Board.

Q: Who recommended the Company’s slate of nominees?

        All of the nominees for directors were nominated by the Board and recommended by management.

Q: Who are the Board’s nominees for directors?

        The following is a description of each of the nominees for director setting forth their ages, their principal occupations and employment during the past five years and their tenure on the Board.

Name	Age	Position with Ampal	Director Since
Yosef A. Maiman	57	Chairman of the Board and Director	2002
Jack Bigio	37	President, Chief Executive Officer and Director	2002
Leo Malamud	51	Director	2002
Michael Arnon	77	Director	1986
Dr. Joseph Yerushalmi	65	Director	2002
Yehuda Karni	74	Director	2002
Eitan Haber	63	Director	2002

        YOSEF A. MAIMAN has been the Chairman of the Board of Ampal since April 25, 2002. Mr. Maiman has been President and Chief Executive Officer of Merhav Mnf. Ltd. (“Merhav”), one of the largest international project development companies based in Israel, since its founding in 1975. Mr. Maiman is also the Chairman of the Board of Directors of Channel Ten, a commercial television station in Israel, the Chairman of the Board of Eltek, Ltd. (“Eltek”), a developer and manufacturer of printed circuit boards, a member of the Board of Directors of the Middle East Task Force of the New York Council on Foreign Relations, Honorary Consul to Israel of Peru and Special Ambassador for the Government of Turkmenistan. Mr. Maiman is also member of the Board of Trustees of the Tel Aviv University, Chairman of the Israeli Board of the Jaffee Center for Strategic Studies at Tel Aviv University, a member of the Board of Governors of Ben Gurion University, and the Chairman of the Board of Trustees of the International Policy Institute for Counter Terrorism.

        JACK BIGIO, has been the President and Chief Executive Officer of Ampal since April 25, 2002, and a director of Ampal since March 2002. From 1998 until April 2002, Mr. Bigio held various officer positions at Merhav, most recently as the Senior Vice President — Operations and Finance. Mr. Bigio is also a director of Eltek.

         LEO MALAMUD has been a director of Ampal since March 2002. Since 1996, Mr. Malamud was the Senior Vice President of Merhav. Mr. Malamud is also a director of Eltek.

        MICHAEL ARNON was Chairman of the Board of Directors of Ampal from November 1990 until July 1994, when he retired. Mr. Arnon has been a director of Ampal since 1986. From July 1986 until November 1990, Mr. Arnon was President and Chief Executive Officer of Ampal.

        Dr. JOSEPH YERUSHALMI has been Senior Vice President — Head of Energy and Infrastructure Projects of Merhav since 1995. He has been a director of Ampal since August 16, 2002.

        YEHUDA KARNI was a senior partner in the law firm of Firon Karni Sarov & Firon, from 1961 until his retirement in 2000. He has been a director of Ampal since August 16, 2002.

        EITAN HABER was the Head of Bureau for the former Prime Minister of Israel, Yitzhak Rabin, from July 1993 until November 1995. Since 1996, Mr. Haber has been the President and Chief Executive Officer of Geopol Ltd., which represents the Korean conglomerate Samsung in Israel and the Middle East; Kavim Ltd., a production and project development company; and Adar Real Estate Ltd., a real estate company. Mr. Haber is also a member of various non-profit organizations. He has been a director of Ampal since August 16, 2002.

Q: What happens if a nominee becomes unavailable for election?

        In case any nominee should become unavailable for election to the Board for any reason, which is presently neither known nor contemplated, the persons named in the proxy will have discretionary authority in that instance to vote the proxies for a substitute.

Q: How long will each director serve?

        Each director will serve for a term of one year and until his successor shall be elected and qualified.

Q: What type of compensation do directors receive?

        Directors of Ampal (other than Mr. Bigio) receive $750 per meeting of the Board attended. The Chairman of the Board receives $2,000 per meeting of the Board attended. Such persons also receive the same amount for attendance at meetings of committees of the Board, provided that such committee meetings are on separate days and on a day other than the day of a regularly scheduled Board meeting.

        On August 16, 2002, each of Yehuda Karni, Michael Arnon and Eitan Haber, each of whom is a non-employee director of the Company, were issued 15,000 options under the 2000 Plan to purchase shares of Class A Stock of the Company at an exercise price of $3.12 per share, the closing price of the Class A Stock on The Nasdaq Stock Market, Inc. on the date of issuance. On August 16, 2002, Dr. Joseph Yerushalmi and Leo Malamud, each of whom is a non-employee director of the Company, were issued 100,000 and 150,000 options, respectively, under the 2000 Plan to purchase shares of Class A Stock of the Company at an exercise price of $3.12 per share, the closing price of the Class A Stock on The Nasdaq Stock Market, Inc. on the date of issuance.

Q: Does the Board of Directors have any committees?

        Yes. The Board of Directors has the following standing committees: Audit Committee, Executive Committee and Stock Option and Compensation Committee. The Board will elect new members to the committees following the Annual Meeting. For the fiscal year ended December 31, 2002, the members, activities and functions of the various committees are set forth below. In addition, the reports of the Audit Committee and Stock Option and Compensation Committee are also set forth below.

Audit Committee

        The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company’s systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Audit Committee also has the duty and responsibility of approving all transactions between the Company, on the one hand, and any officer, director, or affiliate thereof, on the other hand, or in which any officer, director or affiliate has a material interest. In accordance with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee shall pre-approve all audit, review and attest engagements and permissible non-audited services provided to the Company by the independent auditor of the Company’s financial statements. During the Company’s fiscal year ended December 31, 2002, the Audit Committee was composed of the following board members until August 16, 2002: Michael Arnon, Mr. Hillel Peled and Mr. Eliyahu Wagner. Since August 16, 2002, the members of the Audit Committee are Michael Arnon, Yehuda Karni and Eitan Haber.

        The Audit Committee held six meetings during the last fiscal year and did not act by written consent. The Board of Directors has adopted a charter for the Audit Committee, which was filed with the Company’s proxy statement for its annual meeting of shareholders in 2001. All of the members of the Audit Committee are independent directors under the rules of the NASD listing standards currently applicable to the Company.

Report of the Audit Committee

To the Board of Directors of Ampal-American Israel Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002.

We have discussed with Kesselman & Kesselman the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have received the written disclosures and the letter from Kesselman & Kesselman required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with them their independence from the Company and management.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE Michael Arnon, Chairman Yehuda Karni Eitan Haber

Audit Fees: Fees billed to the Company by Kesselman & Kesselman for auditing the Company’s annual financial statements for the fiscal year ended December 31, 2002 and reviewing the financial statements included in the Company’s quarterly reports on Form 10-Q amounted to $150,000. Fees billed to the Company by Andersen for reviewing the financial statements included in the Company’s quarterly report for the fiscal quarter ended March 31, 2002 amounted to $37,000.

Financial Information Systems Design and Implementation Fees: No services were performed by, or fees incurred to, Kesselman & Kesselman or Andersen in connection with the financial information services design and implementation projects for the fiscal year ended December 31, 2002.

All Other Fees: Additional fees billed to the Company by Kesselman & Kesselman relating to Israeli tax services amounted to $25,000 for the fiscal year ended December 31, 2002. No additional fees were billed for services rendered by Andersen for the fiscal year ended December 31, 2002.

The Audit Committee has considered whether Kesselman & Kesselman’s provision of non-audit services is compatible with maintaining the independent auditors’ independence and has concluded that it is compatible.

Executive Committee

        The Executive Committee meets as necessary between regularly scheduled meetings of the Board of Directors and, consistent with certain statutory limitations, exercises all authority of the Board of Directors. During the fiscal year ended December 31, 2002, members of the Executive Committee of the Board of Directors, which had functioned as the compensation committee of Ampal, was composed of the following board members until April 25, 2002:  Mr. Daniel Steinmetz, Mr. Hillel Peled and Mr. Raz Steinmetz. Since August 16, 2002, the members of the Executive Committee are Jack Bigio, Leo Malamud, Dr. Joseph Yerushalmi and Yehuda Karni.

        The Executive Committee did not meet and did not act by written consent during the fiscal year ended December 31, 2002.

Stock Option and Compensation Committee

        The Stock Option and Compensation Committee administers the Company’s stock option plans and other option grants and determines the Company’s policies regarding executive compensation. Since August 16, 2002, the members of the Stock Option and Compensation Committee are Michael Arnon, Yehuda Karni and Eitan Haber. The Stock Option and Compensation Committee met two times and did not act by written consent during the fiscal year ended December 31, 2002.

        In addition, Ampal’s Stock Option Committee of the Board of Directors, which administered Ampal’s stock option plans and is the predecessor committee to the Stock Option and Compensation Committee, was composed of the following board members until August 16, 2002: Mr. Michael Arnon, Mr. Hillel Peled and Mr. Eliyahu Wagner. The Stock Option Committee met once during the fiscal year ended December 31, 2002 and did not act by written consent.

Report of the Stock Option and Compensation Committee

The Stock Option and Compensation Committee’s executive compensation policy strives to provide compensation rewards based upon both corporate and individual performance while maintaining a relatively simple compensation program in order to avoid the administrative costs which the Stock Option and Compensation Committee believes are inherent in multiple complex compensation plans and agreements.

         The determination of compensation ranges for executive officers reflect a review of salaries and bonuses for executive officers holding similar positions in companies of relatively comparable size and orientation. However, in making compensation decisions, the Stock Option and Compensation Committee remains cognizant of the Board of Directors’ responsibility to enhance shareholder value. The Stock Option and Compensation Committee utilizes cash bonuses, when it feels a bonus is merited, based on factors such as an executive’s individual performance. The Company has available a long-term incentive for executives to both remain in the employ of the Company and to strive to maximize shareholder value through the 1998 Plan and 2000 Plan, which aligns the interests of executives with those of shareholders.

Determination of Jack Bigio’s compensation as the Company’s Chief Executive Officer for the fiscal year ended December 31, 2002 reflects a comparison with chief executive officer compensation of companies of relatively comparable size and orientation, but also reflects recognition of Mr. Bigio’s ongoing contribution to the growth, success and profitability of the Company. On August 16, 2002, Mr. Bigio was granted 150,000 options pursuant to the 2000 Plan to purchase shares of Class A Stock of the Company at an exercise price of $3.12 per share, the closing price of the Class A Stock on The Nasdaq Stock Market, Inc. on the date of issuance. These options vest in equal installments of 9,375 shares beginning on November 16, 2002 and each three month anniversary thereafter, except that a portion of the options may vest on an accelerated basis upon the achievement of certain performance criteria. In negotiating the number of shares subject to the option grant, the Stock Option and Compensation Committee took into account the past option grants made to other executive officers, Mr. Bigio’s rank and responsibilities and Mr. Bigio’s expected contributions to the Company. In addition, the Compensation Committee sought to provide a significant incentive for Mr. Bigio to enhance stockholder value. Mr. Bigio did not receive an additional option grant during 2002.

STOCK OPTION AND COMPENSATION COMMITTEE

Michael Arnon, Chairman Yehuda Karni Eitan Haber

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Until April 25, 2002, members of the Executive Committee of the Board of Directors, which functioned as the compensation committee of Ampal, included:  Mr. Daniel Steinmetz Chairman of the Board of Directors of Ampal; Mr. Hillel Peled; President of Inveco International Inc., and Mr. Raz Steinmetz; Chief Executive Officer and President of Ampal.  Additionally, until August 16, 2002, Ampal’s Stock Option Committee of the Board of Directors, which administered Ampal’s stock option plans, was composed of the following board members who also served as members of the Audit Committee of the Board of Directors until August 16, 2002:  Mr. Michael Arnon, Mr. Hillel Peled and Mr. Eliyahu Wagner.  Since August 16, 2002, the newly formed Stock Option and Compensation Committee functions as both the compensation and stock option committee of Ampal.  The members of this Committee include Mr. Michael Arnon, Mr. Yehuda Karni and Mr. Eitan Haber.  Since August 16, 2002, the members of the Stock Option and Compensation Committee also serve as members of the Audit Committee of Ampal.

Q: Did all directors attend all of the Board and Committee meetings in 2002?

        All directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the fiscal year ended December 31, 2002 for which such individual was a director and (2) the total number of meetings held by all committees of the Board of Directors on which such individual served in the fiscal year ended December 31, 2002 (during the period of such service). In total, the Board of Directors held eight regularly scheduled meetings during the fiscal year ended December 31, 2002 and acted once by written consent during fiscal 2002.

Q: Who are the Company’s executive officers?

        Executive officers are elected annually by the Board of Directors. The persons appointed by the Board of Directors to serve as executive officers are described below. The descriptions of Mr. Maiman, Chairman of the Board of Directors of Ampal, and Mr. Bigio, Chief Executive Officer and President of Ampal, can be found above with the descriptions of the nominees for the Board. The following is a description of the executive officers, other than Messrs. Maiman and Bigio, their ages, their positions and offices with Ampal or its subsidiaries and their principal occupations and employment during the past five years.

        SHLOMO SHALEV, 41, has been Senior Vice President — Investments since May 2002. From August 1997 through April 2002, Mr. Shalev was Vice President in Ampal Industries (Israel) Ltd, a wholly owned subsidiary of the Company. From August 1994 through July 1997, Mr. Shalev was the Israeli Consul for Economic Affairs in the northwest region of the United States.

        DAFNA SHARIR, 34, has been Senior Vice President — Investments since May 2002. From March 1999 through April 2002, Ms. Sharir was a Director of Mergers and Acquisitions of Amdocs Limited. From July 1998 through February 1999, Ms. Sharir was an international tax consultant at Kost Forer & Gabay, a member of Ernst & Young International.

        IRIT ELUZ, 36, has been the Chief Financial Officer, Vice President — Finance and Treasurer since May 2002. From January 2000 through April 2002, Ms. Eluz was the Associate Chief Financial Officer of Merhav. From June 1995 through December 1999, Ms. Eluz was the Chief Financial Officer of Kamor Group.

        YORAM FIRON, 34, has been Secretary and Vice President — Investments and Corporate Affairs since May 2002. During the preceding five years, Mr. Firon was a Vice President of Merhav and a partner in the law firm of Firon Karni Sarov & Firon.

        AMIT MANTSUR, 33, has been Vice President – Investments since March 2003. From September 2000 through December 2002, Mr. Mantsur served at Alrov Group as Strategy & Business Development Manager. From February 1997 through September 2000, Mr. Mantsur was a projects manager at the Financial Advisory Services of KPMG Somekh Chaikin.

        GIORA BAR-NIR, 46, has been the Controller since March 2002. During the preceding five years, Mr. Bar-Nir was the Controller of the Israeli subsidiaries of Ampal.

        ALLA KANTER, 45, has been Vice President-Accounting since September 1995. Ms. Kanter was the Controller from August 1990 until March 2002.

Q: How are the Company’s executives compensated?

        The table below presents information regarding remuneration paid or accrued for services to Ampal and its subsidiaries by the executive officers named below during the three fiscal years ended December 31, 2002, 2001 and 2000.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salaries $		Bonus $	Other Annual Compensation (10) $	Awards Number of Securities Underlying Options (11)		All Other Compensation (16) $
Yosef A. Maiman(1)
Chairman of the Board	2002	324,376		-	15,765	250,000		410
Jack Bigio (2)
President and CEO	2002	280,130	(8)	-	43,498	150,000		40,740
Nitsan Yanovski (3)	2002	194,975		77,712	27,526	78,500		98,711
(Former Vice President -	2001	142,691		75,634	17,984	20,000	(15)	34,329
Business Development)	2000	132,187		60,000	13,048	495,000	(15)	93,237
Shlomo Shalev (4)	2002	149,225		63,240	27,815	90,000		37,279
Senior Vice President	2001	143,093		61,406	17,408	20,000		36,137
Investments	2000	146,873		65,000	14,178	545,000		39,300
Alla Kanter (5)	2002	133,598		11,105		78,500		18,757
(Vice President-	2001	133,538		11,105		15,000	(14)	18,138
Accounting and	2000	126,036		10,476		15,000	(14)	17,007
Controller)
Raz Steinmetz (6)	2002	82,993		-	9,792			189,707	(9)
(Former CEO and President)	2001	318,344		98,459	24,859	30,000	(12)	74,997
	2000	175,369		49,822	20,555	655,000	(12)	51,644
Shlomo Meichor(7)	2002	170,525		48,427	28,784			49,514
(FormerVice	2001	169,567		53,578	15,205	24,000	(13)	51,110
President-Finance and	2000	156,150		44,056	14,849	374,000	(13)	46,281
Treasurer)

(1)	Mr. Maiman has been employed by Ampal since April 25, 2002 as Chairman of the Board. Mr. Maiman is entitled to receive a base salary of $420,000 (payable in NIS) per annum (plus benefits).

(2)	Mr. Bigio has been employed by Ampal since April 25, 2002 as President and CEO. Mr. Bigio is entitled to receive a base salary of $250,000 (payable in NIS) per annum (plus benefits).

(3)	Mr. Yanovski was appointed Vice President Business Development on May 21, 2002. Mr. Yanovski retired from Ampal on December 31, 2002 (the amounts include salary for an additional three months).

(4)	Mr. Shalev was appointed Senior Vice President of Investments on May 21, 2002. Mr. Shalev is entitled to receive a base salary of $150,000 (payable in NIS) per annum (plus benefits).

(5)	Ms. Kanter has been Vice President – Accounting of Ampal since September 1995 and Controller of Ampal since August 1990.

(6)	Mr. Steinmetz was employed by Ampal from January 1, 1997 until April 25, 2002 and was appointed CEO and President effective July 1, 1999. Mr. Steinmetz was entitled to receive a base salary of $250,000 (payable in NIS) per annum (plus benefits). Mr. Steinmetz resigned from all positions he held in Ampal on April 25, 2002.

(7)	Mr. Meichor had been employed by Ampal since March 1, 1998, and served as Vice President-Finance and Treasurer of Ampal from April 1, 1998 until May 21, 2002. Mr. Meichor receives a base salary of $164,000 per annum, adjusted annually in accordance with the United States Consumer Price Index (payable in NIS) plus benefits and use of a car. Based on his agreement with Ampal, Mr. Meichor received an additional 8 months of salary (2 months notice and 6 months as the result of a change in control of Ampal). Mr. Meichor ceased to receive additional salary from Ampal on January 19, 2003.

(8)	Includes $86,481 payment advance that has been returned on February 1, 2003.

(9)	Consists of payment for accrued vacation.

(10)	Consists of amounts reimbursed for the payment of taxes.

(11)	Represents the number of shares of Class A Stock underlying options granted to the named executive officers.

(12)	Expired on April 25, 2002.

(13)	Expired on January 26, 2003.

(14)	Expired on February 20, 2003.

(15)	Expired on January 7, 2003.

(16)	Comprised of Ampal (Israel)‘s contribution pursuant to: (i) Ampal (Israel)‘s pension plan, (ii) Ampal’s (Israel)‘s education fund, (iii) use of car and (iv) use of automobile.

Q: How many options do the executive officers own?

Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End(1)
Name			Exercisable	Unexercisable
Yosef A. Maiman	-	-	15,625	234,375
Jack Bigio	-	-	9,375	140,625
Nitsan Yanovski	40,000	$240,000	499,906	73,594
Shlomo Shalev	40,000	$240,000	550,625	84,375
Alla Kanter	30,000	$180,000	19,906	73,594
Raz Steinmetz	60,000	$360,000	-	-
Shlomo Meichor	48,000	$288,000	372,000	-

(1)	This table represents the total number of shares of Class A Stock subject to stock options held by each of the named executive officers as of December 31, 2002. None of the outstanding options are in-the-money.

Option Grants In Last Fiscal Year

         The following table sets forth certain information regarding stock options granted to purchase our Class A Stock to our named executive officers during the fiscal year ended December 31, 2002:

Annual Compensation

Name	Option Plan	Number of Securities Underlying Option Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Market Price on Date of Grant	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
							5%	10%
Yosef A. Maiman	2000	250,000(1)	19%	$ 3.12	$ 3.12	08-15-12	$490,538	$1,234,119

Jack Bigio	2000	150,000(2)	12%	$ 3.12	$ 3.12	08-15-12	$294,323	$ 745,871

Nitsan Yanovski	2000	78,500(3)	6%	$ 3.12	$ 3.12	08-15-12	$154,029	$ 390,339
Shlomo Shalev	2000	90,000(4)	7%	$ 3.12	$ 3.12	08-15-12	$176,594	$ 447,523
Alla Kanter	2000	78,500(3)	6%	$ 3.12	$ 3.12	08-15-12	$154,029	$ 390,339

(1)	The options vest in equal installments of 15,625 shares beginning on November 16, 2002 and each three month anniversary thereafter.

(2)	The options vest in equal installments of 9,375 shares beginning on November 16, 2002 and each three month anniversary thereafter, except that a portion of the options may vest on an accelerated basis upon the achievement of certain performance criteria.

(3)	The options vest in equal installments of 4,906.25 shares beginning on November 16, 2002 and each three month anniversary thereafter.

(4)	The options vest in equal installments of 5,625 shares beginning on November 16, 2002 and each three month anniversary thereafter, except that a portion of the options may vest on an accelerated basis upon the achievement of certain performance criteria.

Q: What other benefits does the Company provide for its employees?

        Ampal maintains a money purchase pension plan (“Pension Plan”) for its eligible employees. Eligible employees are all full-time employees of Ampal except non-resident aliens, night-shift employees and employees represented by a collective bargaining unit. Ampal’s contribution is equal to 7% of each employee’s compensation plus 5.7% of the compensation in excess of the Social Security taxable wage base for that year.

        Employees become vested in amounts contributed by Ampal depending on the number of years of service, as provided in the following table:

Years of Service	Vested Percentage
less than 2 years	0%
2 but less than 3 years	20%
3 but less than 4 years	40%
4 but less than 5 years	60%
5 but less than 6 years	80%
6 or more years	100%

        Benefits under the Pension Plan are paid in a lump sum, in an annuity form or in installments.

        Ampal maintains a savings plan (the “Savings Plan”) for its eligible employees pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Eligible employees are all employees of Ampal except non-resident aliens, night-shift employees and employees represented by a collective bargaining unit. Participation by employees in the Savings Plan is voluntary. Participating employees may direct that a specific percentage of their annual compensation (up to 15%) be contributed to a self-directed 401(k) savings account. The amount which any employee could contribute to his or her 401(k)savings account in 2002 was limited under the Code to $11,000. Effective January 1, 1996, the Savings Plan was amended so that Ampal matches 50% of each employee’s contribution up to a maximum of 3% of the employee’s compensation. Employees who were eligible to participate in the Savings Plan as of December 31, 1995, are 100% vested at all times in the account balances maintained in their 401(k) savings account. Employees who became eligible to participate in the Savings Plan on or after January 1, 1996, become vested in amounts contributed by Ampal depending on the number of years of service, as provided in the following table:

Years of Service	Vested Percentage
less than 2 years	0%
2 but less than 3 years	20%
3 but less than 4 years	40%
4 but less than 5 years	60%
5 but less than 6 years	80%
6 or more years	100%

        Benefits under the Savings Plan are required to be paid in a single, lump-sum distribution. Payment is usually made after termination of employment.

Q: Does Ampal have an active stock option plan?

        In March 1998, the Board approved a Long-Term Incentive Plan (“1998 Plan”) permitting the granting of options to all employees, officers, directors and consultants of the Company and its subsidiaries to purchase up to an aggregate of 400,000 shares of Class A Stock. The 1998 Plan was approved by a majority of the Company’s shareholders at the June 19, 1998 annual meeting of shareholders. The plan remains in effect for a period of ten years. As of December 31, 2002, 204,500 options of the 1998 Plan are outstanding.

        On February 15, 2000, the Stock Option Committee approved a new Incentive Plan (“2000 Plan”), under which the Company has reserved 4 million shares of class A Stock, permitting the granting of options to all employees, officers and directors. The 2000 Plan was approved by the Board of Directors at a meeting held on March 27, 2000 and was approved by a majority of the Company’s shareholders at the June 29, 2000 annual meeting of shareholders. The plan remains in effect for a period of ten years. As of December 31, 2002, 2,647,500 options of the 2000 Plan are outstanding.

        The options granted under the 1998 Plan and the 2000 Plan (collectively, the “Plans”) may be either incentive stock options, at an exercise price to be determined by the Stock Option and Compensation Committee (“the Committee”) but not less than 100% of the fair market value of the underlying options on the date of grant, or non-incentive stock options, at an exercise price to be determined by the Committee. The Committee may also grant, at its discretion, “restricted stock,” “dividend equivalent awards,” which entitle the recipient to receive dividends in the form of Class A Stock, cash or a combination of both and “stock appreciation rights,” which permit the recipient to receive an amount in the form of Class A Stock, cash or a combination of both, equal to the number of shares of Class A Stock with respect to which the rights are exercised multiplied by the excess of the fair market value of the Class A Stock on the exercise date over the exercise price. The options granted under the Plans were granted either at market value or above.

        Under each of the Plans, all granted but unvested options become immediately exercisable upon the occurrence of a change in control of the Company. On February 26, 2002, the controlling shareholder of the Company, Rebar Financial Corp., agreed to sell all of its stock in the Company to Y.M. Noy Investments Ltd. Accordingly, all options granted but unvested under the Plans were immediately exercisable.

THE FOLLOWING QUESTIONS AND ANSWERS RELATE TO THE COMPANY’S
CLASS A STOCK

Q: How has the Company’s stock performed over the past five years?

        The following graph compares the percentage change in cumulative total return (change in the stock price plus reinvested dividends) of Ampal Class A Stock, the S&P composite — 500 Index and a peer group index composed of Koor Industries (an Israeli holding company) and First Israeli Fund (an American closed-end fund that acquires equity interests in companies located in Israel) for the period December 31, 1997 through December 31, 2002. The stock price performances shown on the graph are not intended to forecast or be indicative of future price performance.

Q: Who are Ampal’s principal shareholders?

        The following table sets forth information as of August 6, 2003, as to the holders known to Ampal who beneficially own more than 5% of the Class A Stock, the only outstanding series of voting securities of Ampal. For purposes of computation of the percentage ownership of Class A Stock set forth in the table, conversion of any 4% Cumulative Convertible Preferred Stock (the “4% Preferred Stock”) and 6 1/2% Cumulative Convertible Preferred Stock (the “6 1/2% Preferred Stock”) owned by such beneficial owner has been assumed, without increasing the number of shares of Class A Stock outstanding by amounts arising from possible conversions of convertible securities held by shareholders other than such beneficial owner. As of August 6, 2003, there were 19,722,800 (not including treasury shares) shares of Class A Stock of Ampal outstanding. In addition, as of August 6, 2003, there were 575,916 (not including treasury shares) non-voting shares of 6 1/2% Preferred Stock outstanding (each convertible into 3 shares of Class A Stock) outstanding and 130,313 (not including treasury shares) non-voting shares of 4% Preferred Stock outstanding (each convertible into 5 shares of Class A Stock).

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Title of Class	Amount of Shares and Nature of Beneficial Ownership	Percent of Outstanding Shares of Class A Stock
Y.M Noy Investments Ltd., of 33	Class A Stock	11,750,132 shs. (1)	59.58%
Havazelet Hasharon st.,
Herzliya, Israel
Yosef A. Maiman	Class A Stock	11,812,632 shs. (1)(2)	59.70%
Y.M Noy Investments Ltd., of 33
Havazelet Hasharon st.,
Herzliya, Israel
Ohad. Maiman	Class A Stock	11,750,132 shs. (1)	59.58%
Y.M Noy Investments Ltd., of 33
Havazelet Hasharon st.,
Herzliya, Israel
Noa. Maiman	Class A Stock	11,750,132 shs. (1)	59.58%
Y.M Noy Investments Ltd., of 33
Havazelet Hasharon st.,
Herzliya, Israel

(1)	Consists of 11,750,132 shares of Class A Stock held directly by Y.M Noy Investments Ltd. Yosef A. Maiman owns 100% of the economic shares and one-third of the voting shares of Noy. In addition, Mr. Maiman holds an option to acquire the remaining two-thirds of the voting shares of Noy (which are currently owned by Ohad Maiman and Noa Maiman, the son and daughter, respectively, of Mr. Maiman).

(2)	Includes 62,500 shares of Class A Stock underlying options which are presently exercisable as of August 6, 2003 or exercisable within 60 days of such date by Mr. Maiman.

Q: What percentage of Class A Stock do the directors and officers own?

        The following table sets forth information as of August 6, 2003 as to each class of equity securities of Ampal or any of its subsidiaries beneficially owned by each director and named executive officer of Ampal listed in the Summary Compensation Table and by all directors and named executive officers of Ampal as a group. All ownership is direct unless otherwise noted. The table does not include directors or named executive officers who do not own any such shares:

Name	Amount of Shares and Nature of Beneficial Ownership of Class A Stock		Percent of Outstanding Shares of Class A Stock
Yosef Maiman	11,812,632	(1)	59.70%
Jack Bigio	37,500	(2)	*
Shlomo Shalev	22,500	(2)(3)	*
Alla Kanter	19,624	(2)(4)	*
Leo Malamud	37,500	(2)	*
Dr. Josef Yerushalmi	25,000	(2)	*
Eitan Haber	3,752	(2)	*
Yehuda Karni	3,752	(2)	*
Michael Arnon	18,752	(2)
Raz Steinmetz	0		0
Shlomo Meichor	0		0
Nitsan Yanovski	0		0
All Directors and Executive Officers as a Group	11,981,012		60.05%

        * Represents less than 1% of the class of securities.

(1)	Attributable to 11,750,132 shares of Class A Stock held directly by Y.M Noy Investments Ltd.. See “Security Ownership of Certain Beneficial Owners.” In addition, this represents 62,500 shares underlying options for Yosef Maiman which are presently exercisable or exercisable within 60 days by Mr. Maiman.

(2)	Represents shares underlying options which are presently exercisable as of August 6, 2003 or exercisable within 60 days of such date.

(3)	On February 20, 2003, 545,000 of Mr. Shalev’s options were cancelled pursuant to an agreement between the Company and Mr. Shalev. Mr. Shalev received no value in connection with such cancellation.

(4)	On February 20, 2003, 15,000 of Ms. Kanter’s options were cancelled pursuant to an agreement between the Company and Ms. Kanter. Ms. Kanter received no value in connection with such cancellation.

MISCELLANEOUS INFORMATION

Q: Have the Company’s officers, directors and shareholders filed all appropriate beneficial ownershipreports with the SEC?

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Ampal’s executive officers and directors, and persons who own more than 10% of a registered class of Ampal’s equity securities, to file with the Securities and Exchange Commission initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 and 5), of Class A Stock of Ampal.

        Nitsan Yanovski, the Vice President — Business Development of Ampal from May 21, 2002 until his retirement at December 31, 2002, did not file a Form 3 reporting his initial beneficial ownership of equity securities of Ampal nor did he file a Form 4 reporting the grant of stock options by Ampal to him on August 16, 2002. Each of Giora Bar-Nir, Shlomo Shalev, Dafna Sharir and Yoram Firon did not timely file a Form 3 reporting their respective initial beneficial ownership of equity securities of Ampal.

Q: Does the Company enter into transactions with affiliated parties?

        The Audit Committee of Ampal has the duty and responsibility of approving all transactions between Ampal, on the one hand, and any officer, director, or affiliate thereof, on the other hand, or in which any officer, director or affiliate has a material interest. The Audit Committee reviews and passes upon the fairness of any business dealings and arrangements between Ampal and any such affiliated party. With certain exceptions, Ampal may not enter into transactions with any officer, director or principal shareholder of Ampal, without first obtaining the approval of the Audit Committee or a majority of the disinterested members of the Board of Directors or the shareholders.

        The management of Ampal believes that all of the following transactions were concluded on terms which were no less advantageous to Ampal than could have been obtained from unaffiliated third parties.

        Until October 15, 2002, Ampal subleased an office at 660 Madison Avenue in New York City from Cavallo Capital Inc.. The annual rent for this sublease was $50,000. Avi Vigder, a former member of the Board of Directors of Ampal, is a controlling person of Cavallo Capital Inc.

Q: Does the Company have directors and officer liability insurance?

        Effective January 29, 2003, the Company purchased a directors and officers liability policies in the aggregate amount of $15,000,000 issued by Navigators Insurance Company, Liberty Mutual Insurance Company (U.K.) Limited, Zurich and Hartford Fire Insurance Company. The cost of the policies, which expire January 28, 2004, was $900,000. These policies provide coverage to all of the officers and directors of the Company and of those subsidiaries of which the Company owns more than 50% of the outstanding voting stock.

Q: When are shareholder proposals for the 2004 meeting due?

        Any holder of Class A Stock who wishes to submit a proposal to be presented at the next annual meeting of shareholders must forward such proposal to the Secretary of the Company at the address in the Notice of Annual Meeting so that it is received by the Company no later than April 29, 2004. Such a proposal must comply with such rules as may be prescribed from time to time by the SEC regarding proposals of security holders.

By Order of the Board of Directors, JACK BIGIO President and Chief Executive Officer

August 29, 2003